Exhibit 99.1
FOR IMMEDIATE RELEASE
Loudeye Announces First Quarter 2006 Financial Results; Losses Narrow
May 9, 2006 — Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media store services, today announced financial results for the first quarter 2006.
“We exceeded our expectations in the first quarter in both top line revenue and bottom line operational performance. We have now substantially achieved the restructuring of our business based on our 2006 operating plan to unify onto a single music store platform, significantly reduce our operating expenses and strengthen our balance sheet, while we focus on our key revenue generating markets and customers,” said Mike Brochu, Loudeye president and chief executive officer.
First Quarter 2006 Financial Highlights
Revenue. Revenue was $8.4 million in the first quarter 2006 compared with revenue of $5.2 million in the first quarter 2005, an increase of 62%. First quarter 2006 revenue decreased by 5% compared to $8.8 million in the fourth quarter 2005.
Digital media store services revenue was $6.4 million in the first quarter 2006, or 76% of total revenue, an increase of 61% from $4.0 million, or 77% of total revenue, in the first quarter 2005. First quarter 2006 digital media store services revenue decreased 10% compared to $7.0 million in the fourth quarter 2005.
Deferred Revenue. Deferred revenue and customer deposits were $6.1 million as of March 31, 2006, net of related receivables of $1.6 million, compared to $6.4 million as of December 31, 2005, net of related receivables of $2.2 million.
Loss from continuing operations and net loss. For the first quarter 2006, GAAP loss from continuing operations was $4.6 million, down from $7.0 million in the first quarter 2005 and $5.7 million in the fourth quarter 2005. GAAP loss from continuing operations for all periods presented excludes results of Loudeye’s Overpeer subsidiary which ceased operations in December 2005.
•	For the first quarter 2006, GAAP net loss (which includes results of Loudeye’s discontinued Overpeer operations) was $4.6 million, down from $7.5 million in the first quarter 2005 and $10.5 million in the fourth quarter 2005.

•	EBITDA loss from continuing operations totaled $3.7 million in the first quarter 2006, down from $6.4 million in the first quarter 2005 and $4.9 million in the fourth quarter 2005. EBITDA loss from continuing operations excludes charges related to depreciation and amortization expense and interest income and expense. A reconciliation of GAAP loss from continuing operations to EBITDA loss from continuing operations is provided below.
GAAP loss from continuing operations, GAAP net loss and EBITDA loss from continuing operations in the first quarter 2006 all include stock-based compensation charges of $337,000 reflecting Loudeye’s adoption of Statement of Financial Accounting Standards No. 123R effective January 1, 2006.

Cash and Investments. Unrestricted and restricted cash, cash equivalents and marketable securities were $15.7 million as of March 31, 2006 compared to $10.9 million at December 31, 2005.
Manner of Financial Statement Presentation. The financial statements contained in this press release include the assets, liabilities and results of operations relating to Loudeye’s U.S.-based operating assets which were divested in April 2006. Beginning with Loudeye’s second quarter 2006 financial statements, the assets, liabilities and results of operations relating to these divested assets will be presented as discontinued operations for all periods presented.
2006 Business Highlights
•	On April 30, 2006, Loudeye closed the sale of its substantially redundant and declining U.S.-based operating assets for $11.0 million in cash. This sale significantly reduces Loudeye’s ongoing operating costs, while improving its balance sheet for continued investment in the growing markets it serves.

•	In February 2006, Loudeye raised $8.25 million in private placement financing.

•	During early 2006, digital music stores powered by Loudeye’s European-based OD2 services scored high marks in independent reviews of online digital music services in the U.K., France and Sweden.

•	In January 2006, Loudeye announced its “triple play” service offering, ushering in an enhanced era of music accessibility. Through a single account, whether at home, at the office or on the move, users will be able to retrieve and play a copy of digital music they purchase. Central to this offer is Internet-based interoperability among a “triple play” of digital media devices including PC, mobile phone and set top box.
2006 Operating Plan—Focus on Key Markets and Customers
Loudeye’s 2006 operating plan focuses on the key markets and customers which are generating the most economic value and opportunity for the company. After Loudeye’s recent $11.0 million sale of its U.S.-based operating assets, Loudeye is now singularly focused on its award winning OD2 services based in Europe, where Loudeye’s services power over 75 retailers.
The European-based services contributed 98% of Loudeye’s digital media services revenue in 2005. Loudeye’s OD2 services are the top seller of Windows Media (WMA) formatted full track music downloads in Europe.
The assets divested on April 30, 2006 included Loudeye’s U.S.-based digital media store services platform and its encoding, samples, hosting and Internet radio services. Loudeye’s U.S.-based digital media store services platform contributed only 2% of its 2005 digital media store services revenue, and its encoding services, primarily derived from Loudeye’s arrangement with EMI Music, accounted for approximately 14% of its 2005 revenue. In February 2006, Loudeye announced that EMI Music was transitioning, during the second quarter 2006, all encoding services for its music content away from Loudeye to another service provider. Loudeye’s other divested digital media content services offerings accounted for approximately 8% of its 2005 revenue.
Forward-Looking Financial Guidance
As a result of Loudeye’s sale of its U.S.-based operating assets, year to date revenue to June 30, 2006 will include only $5.8 million in revenue from the first quarter 2006, as $2.6 million of Loudeye’s first quarter 2006 revenue related to divested assets will be presented as discontinued operations. Full year 2006 revenue will only include revenue from Loudeye’s European-based digital media store services offerings. The revenue guidance that Loudeye gave in February 2006 included forecasted 2006 revenue for its now divested operations. While future results are subject to changes and risks, Loudeye currently anticipates that revenue from continuing operations for 2006 will be approximately $26 to $29 million. This would represent growth of 28% to 43% over the 2005 annual revenue from Loudeye’s European-based digital media store services offerings of $20.3 million.
Regarding Loudeye’s operating expenses, cost reductions resulting from the sale of Loudeye’s US-based operating assets, in combination with other cost saving initiatives, are expected to reduce the continuing operating cost structure for the third and fourth quarters of 2006 by approximately $2.0 million per quarter as compared to Q1 2006 levels. During May and June 2006, Loudeye also expects to realize comparable monthly operating cost savings.
Forward-looking financial guidance reflects management’s expectations as of the date of this press release and is based upon limited available information, including loss contingencies, which is dynamic and subject to change. Results may be materially affected by many factors including those described in the Forward-looking Statements section below.
First Quarter 2006 Webcast Information
Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results for the quarter and end the call with an audio question and answer session. Information regarding the first quarter 2006 results webcast is as follows:

Date:	Tuesday, May 9, 2006
Time:	5:00 p.m. EST / 2:00 p.m. PST
Audio Webcast:	5:00 p.m. EST / 2:00 p.m. PST; Webcast from
http://www.loudeye.com/en/aboutus/earningscalls.asp
This webcast will be available until May 30, 2006 at 5:00 p.m. EST.
About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media store services. Loudeye combines innovative services with a broad catalog of licensed digital music and award winning digital media store services, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.
Forward Looking Statements
This press release and management’s audio webcast contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance regarding Loudeye’s 2006 operating plan and statements about projected 2006 revenue and revenue growth, reductions in operating expenses, and first quarter 2006 revenue and loss. In particular, the financial results announced today are unaudited and are subject to change. The words or phrases “believes,” “expects,” “will,” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially. Risks Loudeye faces include the sufficiency of our cash reserves to execute on our operating plan; competitive pressures in the market for mobile music services and technical risks associated with Loudeye’s mobile music service offerings; inability to add new customers; customer concentration; competition with other providers of business-to-business digital media store services and associated pricing pressures; the complexity of Loudeye’s services and delivery networks; pressure on our margins, in particular resulting from increasing wholesale content rates; loss contingencies such as an adverse outcome in litigation to which Loudeye is a party; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; potential loss of key employees; and other risks set forth in Loudeye’s most recent Form 10-Q, 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.
Use of Non-GAAP Financial Information
EBITDA loss from continuing operations as presented in this press release and management’s audio presentation is a non-GAAP financial measure that represents GAAP loss from continuing operations excluding the effects of interest income and expense and depreciation and amortization expense. EBITDA loss from continuing operations as presented below may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the EBITDA loss from continuing operations presentation enhances an overall understanding of Loudeye’s financial performance from continuing operations, and it is used by management for that purpose. We believe EBITDA loss from continuing operations and per share EBITDA loss from continuing operations presented below provides useful information to investors about our financial performance because it eliminates the effects of period to period changes in depreciation and amortization, interest income, and interest expense on our debt and capital lease obligations, all of which we believe are not reflective of the underlying performance of our ongoing operations. The adjustments made in calculating EBITDA loss from continuing operations are adjustments that would be made in calculating our performance for purposes of employment agreements and associated bonus potentials for our senior executives. Measures similar to EBITDA loss from continuing operations are also widely used by us and others in the industry to evaluate and price potential acquisition candidates. We believe EBITDA loss from continuing operations facilitates operating performance comparisons by backing out potential differences across periods caused by variations in capital structures (affecting interest expense) and the age and book depreciation of equipment (affecting depreciation expense). In addition, we present EBITDA loss from continuing operations because we believe it is frequently used by analysts, investors and other interested parties in evaluating companies such as ours. Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting.
There are limitations inherent in non-GAAP financial measures such as EBITDA loss from continuing operations in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.
Contacts
Media/Public Relations: Karen DeMarco/Gil Lee, mPRm for Loudeye, 323.933.3399,
kdemarco@mprm.com/glee@mprm.com
Investor relations: Chris Pollak, 206.832.4000, ir@loudeye.com

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(in thousands)
ASSETS
Current assets:
Cash, cash equivalents and short-term marketable securities	$14,347	$9,045
Accounts receivable, net	4,786	5,132
Prepaids and other current assets	2,185	1,212
Restricted cash	1,335	1,810
Current assets of discontinued operations	40	5

Total current assets	22,693	17,204
Property and equipment, net	4,153	4,686
Goodwill and intangible assets, net	47,696	47,329
Other assets, net	500	189

Total assets	$75,042	$69,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,621	$3,701
Accrued compensation and benefits	785	825
Accrued and other liabilities	6,961	6,531
Deposits and deferred revenue	5,635	6,061
Current portion of long-term debt and capital lease obligations	750	1,000
Current liabilities of discontinued operations	959	981

Total current liabilities	20,711	19,099
Deposits and deferred revenue, net of current portion	488	350
Common stock payable related to acquisition	321	321

Total liabilities	21,520	19,770

STOCKHOLDERS’ EQUITY	53,522	49,638

Total liabilities and stockholders’ equity	$75,042	$69,408

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2006	2005
	(in thousands, except per share data)

REVENUE	$8,400	$5,170

COST OF REVENUE	6,412	5,466

Gross profit (loss)	1,988	(296)
Gross profit (loss) percent	24%	-6%

OPERATING EXPENSES:
Sales and marketing	1,396	1,804
Research and development	1,976	1,595
General and administrative	2,974	3,497
Amortization of intangibles	63	58
Stock-based compensation	323	54
Special charges (credits)	—	(43)

Total operating expenses	6,732	6,965

LOSS FROM OPERATIONS	(4,744)	(7,261)

OTHER INCOME, net	103	294

Loss from continuing operations	(4,641)	(6,967)
Loss from discontinued operations	—	(485)

NET LOSS	$(4,641)	$(7,452)

Loss per share — basic and diluted:
From continuing operations	$(0.04)	$(0.07)
From discontinued operations	—	-

LOSS PER SHARE — BASIC AND DILUTED	$(0.04)	$(0.07)

Weighted average shares outstanding	120,001	101,718

NON-GAAP INFORMATION:

Loss from continuing operations	$(4,641)	$(6,967)
Adjustments to reconcile GAAP net loss to EBITDA loss from continuing operations:
Depreciation and amortization expense	973	726
Interest (income) expense	(46)	(134)

EBITDA loss from continuing operations	$(3,714)	$(6,375)

Basic and diluted EBITDA loss per share from continuing operations	$(0.03)	$(0.06)

Weighted average shares outstanding	120,001	101,718